AMENDMENT TO BY-LAWS
                                       OF
                              PSI INDUSTRIES, INC.,
                              A FLORIDA CORPORATION

         There shall be removed from the By-Laws of PSI Industries Inc. (the "Corporation"), Section 10.05 relating to Section 607.0902 of the Florida Business Corporation Act, Control-share Acquisitions.


Effective: July 20, 1999.